Exhibit 10.1

EMPLOYMENT AND TRANSITION AGREEMENT

THIS EMPLOYMENT AND TRANSITION AGREEMENT (the “Agreement”) is entered into as of July 14, 2005, between Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (the “Cooperative”), and Daniel M. Walker (the “Executive”).

IN CONSIDERATION FOR the mutual promises set forth below, the parties agree as follows:

1. Term. Subject to earlier termination as provided in Sections 2.5, 2.6 and 2.7 below, the Executive’s employment under the terms of this Agreement shall be for a term commencing on the effective date hereof and continuing through May 1, 2007 (the “Term”).

2. Employment and Transition.

2.1. Employment as Chief Financial Officer. Subject to earlier termination as hereafter provided, the Executive shall continue to serve the Cooperative as its Chief Financial Officer from the effective date of this Agreement through December 31, 2005, and the Cooperative shall continue to pay the Executive for his services as Chief Financial Officer a salary in the amount of $16,935.50 per month (the “Current Salary”). The Current Salary shall be payable in accordance with the Cooperative’s standard payroll practices and shall be reduced by all required withholdings. The Executive’s duties as Chief Financial Officer shall be identical to those for which he was responsible immediately prior to the execution of this Agreement.

2.2. Transition to Senior Advisor to President. Subject to earlier termination as hereafter provided, the Executive shall serve the Cooperative as Senior Advisor to the President commencing on January 1, 2006 (the “Transition Date”) and continuing through May 1, 2007 (the “Retirement Date”).

(i) The Cooperative shall pay the Executive for his services as Senior Advisor to the President a salary in the amount of $17,511.00 per month (the “Advisor’s Salary”). The Advisor’s Salary shall be payable in accordance with the Cooperative’s standard payroll practices, beginning on the Cooperative’s next regular payday following the Transition Date, and shall be reduced by all required withholdings. The Advisor’s Salary shall not be subject to normal employee salary adjustments at any time during the Term.

(ii) As Senior Advisor to the President, the Executive’s duties shall be to make himself available to advise and consult with the President of the Cooperative on financial, accounting, management and/or administrative matters during regular business hours and upon reasonable prior notice given to the Executive. The Cooperative shall provide the Executive an office at an executive office center in the area known as the “West-End” of the Richmond metropolitan area during such time that he serves as Senior Advisor to the President.

2.3. Benefit Plans and Programs. At all times during the Term, the Executive shall be entitled to participate in the following employee benefit plans and programs maintained by or at the direction of the Cooperative, in each case to the extent he was participating in, or eligible to participate in, such plan or program immediately prior to the time of execution of this Agreement: the Cooperative’s 401k Plan, Retirement and Security Program, 2002 Option Plan, Medical Plan, Dental Plan, and Group Life Insurance (each, a “Benefit Plan” and together, the “Benefit Plans”). The Executive’s participation in each Benefit Plan shall be subject to (i) the terms and conditions of the plan documents for such Benefit Plan, as the same may be amended from time to time, (ii) generally applicable policies of the Cooperative and (iii) the discretion of the Board of Directors of the Cooperative (the “Board”) or any administrative or other committee provided for in or contemplated by such Benefit Plan. If, at the expiration of the Term, the Executive elects to continue his participation and that of his eligible dependents in the Cooperative’s group health plan under the federal law known as “COBRA” by signing and returning the election form that is provided, then, for a period of 12 months from Retirement Date or, if earlier, until the Executive ceases to be eligible for participation under COBRA or the terms of the plan, the Cooperative will contribute the full premium cost of the Executive’s coverage and that of his eligible dependents under such plan.

2.4. Review of Option Plan and Agreement. The parties hereto acknowledge that the Internal Revenue Service is expected to issue additional guidance in the early fall of 2005 concerning 409(a) plans (the “Additional Guidance”). Accordingly, the Cooperative agrees to undertake a review of its 2002 Option Plan (the “Option Plan”) and the Option Agreement in favor of the Executive dated March 1, 2002 (the “Option Agreement”) in order to determine the need to amend, restate or terminate the Option Plan and/or the Option Agreement in light of existing authority and the Additional Guidance, which review will be completed on or before December 31, 2005 or, if later, the 60th day after the Additional Guidance is issued. If the Cooperative determines that any amendment, restatement or termination of the Option Plan and/or the Option Agreement is necessary or appropriate, (i) the Cooperative agrees to seek to implement any such amendment, restatement or termination so as to minimize the tax liability to the Executive and to the Cooperative; and (ii) the Executive agrees that, if his consent or agreement is required with respect to any such amendment, restatement or termination, he will not unreasonably withhold his consent or agreement. The Cooperative further agrees that if the Option Plan or the Option Agreement is amended, restated or terminated, the Cooperative will seek to provide the Executive with a benefit that is no less valuable than the benefit to which he would have been entitled under the Option Plan and the Option

Agreement, assuming that the Option Plan and the Option Agreement had remained in effect, unchanged, through the date when the Executive attained age sixty two (62) and his employment with the Cooperative terminated.

2.5. Death. In the event of the Executive’s death prior to the expiration of the Term hereof, the Executive’s employment and all of his rights hereunder shall terminate, and no further payments of any kind shall be made to him except for base salary earned and unpaid through the date of death; provided, however, that the Executive shall be entitled to any and all benefits provided under the Benefit Plans under such circumstances, subject to the terms and conditions of the plan documents for each such Benefit Plan, as the same may be amended from time to time.

2.6. Disability. In the event of the Executive’s Disability, as defined below, prior to the expiration of the Term hereof, the Cooperative shall thereafter have the right, upon written notice to the Executive, to terminate the employment of the Executive, in which case the date of termination shall be the date of such written notice to the Executive. “Disability” shall mean a physical or mental disability of the Executive that prevents the Executive from substantially performing the essential functions of his position notwithstanding the provision of any reasonable accommodation. In the event of termination of the Executive’s employment pursuant to this Section 2.6, all of the Executive’s rights hereunder shall terminate and no further payments of any kind shall be made to him except for base salary earned and unpaid through the termination date; provided, however, that the Executive shall be entitled to any and all benefits provided under Section 2.3 under such circumstances, subject to the terms and conditions of the plan documents for each Benefit Plan, as the same may be amended from time to time.

2.7. With Cause. If the Cooperative terminates the Executive’s employment hereunder prior to the Retirement Date with Cause (as defined below), all of the Executive’s rights hereunder shall terminate and no further payments of any kind shall be made except for base salary earned and unpaid through the termination date; provided, however, that the Executive shall be entitled to any and all benefits provided under the Benefit Plans under such circumstances, subject to the terms and conditions of the plan documents for each such Benefit Plan, as the same may be amended from time to time. As used herein, “Cause” shall mean (i) conviction of a felony, a crime or moral turpitude or commission of an act of embezzlement or fraud against the Cooperative or any subsidiary or affiliate of the Cooperative or its members, (ii) deliberate dishonesty of the Executive with respect to the Cooperative or any subsidiary or affiliate of the Cooperative or its members, (iii) willful or persistent failure of Executive to follow the direction of the Board after notice detailing the specific failure and the Executive’s failure to cure within 30 days, or (iv) material breach by the Executive of any term or terms of this Agreement.

2.8. Surrender of Books and Records. The Executive shall upon the termination of this Agreement for any reason, or at any other time as required by the Cooperative, immediately surrender to the Cooperative all lists, books, records, documents and other information incident to the Cooperative’s business and all other property belonging to the Cooperative, it being distinctly understood that all such lists, books, records, documents and all such other information are the property of the Cooperative.

3. Confidential Information. The Executive agrees to comply with the policies and procedures of the Cooperative for protecting Confidential Information and shall not, without the written consent of the Board, during or after the Term of this Agreement, disclose to any person or entity (other than a person or entity to which disclosure is required by law or in connection with the proper performance of his duties as an officer of the Cooperative), any Confidential Information obtained by the Executive incident to his employment with the Cooperative. As used herein, Confidential Information means any and all information of the Cooperative that is not generally known by others with whom it competes or does business, or with whom it plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Cooperative would assist in competition against them; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of unauthorized disclosure by the Executive. The Executive hereby acknowledges that Confidential Information constitutes a unique and valuable asset of the Cooperative acquired at great time and expense by the Cooperative, and that any disclosure or other use of such information other than for the sole benefit of the Cooperative would be wrongful and would cause irreparable harm to the Cooperative.

4. Cooperation. The Executive agrees to cooperate with the Cooperative through the Transition Date, and for up to 45 days thereafter, to effect a smooth transition to any new Chief Financial Officer. The Executive further agrees to reasonably cooperate with the Cooperative during the Term with respect to matters arising during or related to Executive’s employment, including without limitation all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise during Executive’s employment.

5. Waiver of Breach. The failure of the Cooperative at any time to require performance by the Executive of any provision hereof shall in no way affect the Cooperative’s right thereafter to enforce the same, nor shall the waiver by the Cooperative of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

6. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon him by Section 3 hereof. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Cooperative and that each and every one is reasonable in respect to subject matter and length of time. The

Executive further acknowledges that the violation of any provision of Section 3 of this Agreement would cause substantial and irreparable injury to the Cooperative and that the Cooperative would not have entered into this Agreement without such restrictions.

7. Entire Agreement; Termination of 2000 Executive Severance Agreement and Other Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior negotiations, written or oral agreements, understandings and employment relationships, including without limitation (i) the Old Dominion Electric Cooperative Executive Severance Agreement between the Cooperative and the Executive dated January 1, 2000 (the “2000 Executive Severance Agreement”), and (ii) any and all prior employment and employment-related agreements between the Cooperative and the Executive. For avoidance of doubt, each of the Cooperative and the Executive hereby acknowledges and agrees that this Agreement terminates and supersedes the 2000 Executive Severance Agreement, and that the 2000 Executive Severance Agreement is null and void and of no further force or effect.

8. Miscellaneous. No rights or obligations hereunder may be assigned by either party without the prior written consent of the other, except that the Cooperative may assign its rights and obligations hereunder to any purchaser of all or substantially all of the assets of the Cooperative or any successors or assigns of the Cooperative by way of acquisition, merger or consolidation of the Cooperative by, with or into any other corporation or other entity. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Cooperative, including without limitation pursuant to any acquisition, merger or consolidation of the Cooperative by or with a new entity. If any provision of this Agreement shall to any extent be declared invalid or legally unenforceable by a court of competent jurisdiction, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this Agreement, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by the Executive and an expressly authorized representative of the Cooperative. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia, without resort to choice-of-law principles.

9. Legal Counsel. LeClair Ryan, a Professional Corporation, has acted as counsel to the Cooperative in the preparation and negotiation of this Agreement. Cantor Arkema, P.C. has acted as counsel to Executive in the preparation and negotiation of his Agreement. The Executive acknowledges that neither the Cooperative nor its counsel has made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him, and that he has been advised solely by Cantor Arkema, P.C. with respect to such consequences. Each party agrees that he or it has been actively advised by its respective independent counsel and that in any construction or interpretation of this Agreement the same shall not be construed against any party on the basis that the party was the drafter or any other basis.

IN WITNESS WHEREOF, the undersigned have executed this Employment and Transition Agreement effective as of the date first set forth above.

EXECUTIVE	OLD DOMINION ELECTRIC COOPERATIVE

/s/ Daniel M. Walker	By:	/s/ Jackson E. Reasor
Daniel M. Walker	Its:	President and Chief Executive Officer